Exhibit 99.1

Investor Relations 847-607-2012

Stericycle Announces CFO and New Senior Leaders

Janet Zelenka to become CFO

Dominic Culotta and Cory White join the Executive Team

LAKE FOREST, Ill., May 2, 2019 – Stericycle, Inc. (Nasdaq: SRCL) today announced that Janet H. Zelenka has been appointed Executive Vice President and Chief Financial Officer, effective June 1, 2019.

Ms. Zelenka brings deep financial, IT and operational experience to Stericycle.   She joins Stericycle after 15 years with Essendant Inc., most recently serving as Chief Financial Officer until the company’s acquisition by Sycamore Partners earlier this year.  While at Essendant, she also served five years in the roles of Chief Information Officer and Senior Vice President of Business Integration during a transformational period for the company, six years in Vice-President roles in Finance and Pricing, and four years supporting the audit function as either Vice President and General Auditor or as a Sarbanes-Oxley consultant.  Prior to Essendant, Ms. Zelenka spent 16 years at SBC/Ameritech (AT&T) in a range of IT, financial, and operational roles.

“During this transformational time for Stericycle, I am pleased to add a CFO with such a strong breadth of expertise across corporate finance, accounting, information technology and operations,” said Cindy Miller, Stericycle’s Chief Executive Officer. “Janet’s proven transformational leadership experience will make her a valuable addition to our team as we implement a global enterprise resource planning platform (ERP) and reposition Stericycle for long-term growth and improved profitability.”

As previously announced, Daniel V. Ginnetti, Stericycle’s current CFO, will transition to become Executive Vice President of International when Ms. Zelenka joins the Company.

In addition to Ms. Zelenka, Stericycle announced the addition of two new executives as part of the final phase of a formal plan to ensure the Company has a senior leadership team with the skills and experiences necessary to drive future performance and a successful business transformation.

Dominic Culotta joined the executive team in the newly created role of Executive Vice President and Chief Engineer.  Mr. Culotta brings more than 35 years of operational and engineering expertise to Stericycle, including extensive international experience improving customer service levels and cost efficiencies for multi-billion-dollar global service lines through the implementation of technology-based solutions.   He will be responsible for developing an

Exhibit 99.1

industrial engineering competency within Stericycle to drive competitive advantages and cost improvement.  Additionally, he will be responsible for the optimization of fleet logistics and plant engineering operations while positioning Stericycle to leverage best-in-class engineering capabilities.

S. Cory White joined Stericycle as Executive Vice President of Communication and Related Services (“CRS”).  Mr. White has 20 years of executive management experience in the areas of outsourced business processes, healthcare and technology-enabled services.  He has a proven track record of transforming companies for the future by establishing a clear organizational vision, building strong customer relationships, and developing high performing teams.  Mr. White will be responsible for refocusing Stericycle’s Expert Recall and Communication Solutions businesses on growth and improving profitability to better enable the pursuit of strategic alternatives for the CRS business.

In a separate press release issued today, Stericycle released its results for the first quarter of 2019. As previously announced, the Company is holding a conference call on May 2, 2019, at 4:00 p.m. central time.  Dial 866-516-6872 at least 5 minutes before start time.  Presentation materials will be posted prior to the conference call at http://investors.stericycle.com.  A replay will be available for 30 days by dialing 855‑859‑2056 or 404‑537‑3406, access code 3957119.

About Stericycle

Stericycle, Inc., (Nasdaq: SRCL) is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protect people and brands, promote health and safeguard the environment. Stericycle serves more than one million customers in all 50 U.S. states and 21 countries worldwide with solutions for regulated waste management, secure information destruction, compliance and customer contact.  For more information about Stericycle, please visit www.stericycle.com.

FOR FURTHER INFORMATION CONTACT:  Stericycle Investor Relations at 847-607-2012